TIMOTHY PARTNERS, LTD.
CODE OF ETHICS

November 2023

Timothy Partners, Ltd. (interchangeably “TPL” and the “Employer”) serves as the advisor and distributor of the Timothy Plan family of Biblically Responsible (BRI) Funds. TPL provides services exclusively to the Funds, and has no other clients. As a courtesy to the Funds, TPL provides Employees who are actively engaged as Agents (Customer Service Representatives) of the Funds with the responsibility to assist persons investing directly with the Fund.

To ensure the highest standards of integrity are maintained at all times, to avoid possible conflicts of interest in carrying out our responsibilities, and to avoid violating applicable securities laws, no Employee1 may use his or her position, or the knowledge gained from his or her position, in any manner that results in or has the appearance of resulting in a significant conflict between his or her personal interests and those of or the Funds or any Fund Investor.

How to Use This Code of Ethics

Each Employee must read all sections of this Code of Ethics (“Code”). Note what procedures and reporting are required of you. Please ask the Chief Compliance Officer about any aspect of this Code that may be unclear or how it applies to you.

Any reference to Chief Compliance Officer means “Chief Compliance Officer or delegate, or, in his or her absence, the President.”

Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. Definitions are listed at the end of the Personal Securities Transactions Policy section. You are expected to return a written acknowledgment indicating receipt of this Code and any amendments to it. will provide each Employee with a copy of this Code, any amendments, and the Code acknowledgment form.

I.	EXPECTATION OF COMPLIANCE WITH CODE OF ETHICS

TPL expects Employees to comply with the spirit of the Code, as well as the specific rules contained in the Code. TPL treats violations of this Code (including violations of the spirit of the Code) seriously. The U.S. Securities and Exchange Commission (the “SEC”) will also take violations of this Code seriously.

Improper personal securities trading activity can constitute a violation of this Code. You can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if client accounts are not harmed by your conduct.

You are expected to follow compliance procedures as noted in this Code and to seek solutions to compliance issues that may arise from time to time. The Chief Compliance Officer’s unavailability to assist you in a compliance matter does not justify actions that may result in non-compliance with the Code.

[1]	For the purposes of this Code of Ethics (with the exception of the Personal Securities Transactions Policy), the term employee shall mean “supervised person,” defined in the Securities and Exchange Act of 1940, as amended, as “any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.”

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 1

II.	NON-COMPLIANCE WITH CODE OF ETHICS

The consequences of non-compliance with any provision of the Code will be commensurate with the violation(s) and may include any one or more of the following:

●	Immediate disgorgement of any profits resulting from a personal securities transaction that was not pre-authorized with the proceeds being donated to charity,

●	A letter of warning to the Employee with a copy in their personnel file,

●	Temporary or permanent restriction or suspension of personal trading privileges,

●	Impact on the Employee’s compensation,

●	Demotion, suspension, or termination of employment.

I.	EMPLOYEE CONDUCT

TPL strives to maintain the highest standards of ethical conduct in all its relationships and expects its Employees to uphold these standards. Employees must exercise good moral judgment at all times and no Employee shall do anything illegal in the performance of his or her job. Employees should avoid putting themselves in positions in which someone could question the propriety of their actions from a legal, moral and/or conflict of interest standpoint.

TPL requires Employees to comply with FINRA Rules and the Federal Securities Laws, many of which, although not inclusive, are incorporated into this Code and the Compliance Manual. All Employees must report any violations of the Code, the Compliance Manual, and/or the Federal Securities Laws promptly to the Chief Compliance Officer.

●	No Employee of TPL shall be permitted to:

●	Employ any device, scheme or artifice to defraud any Fund Investor or other person,

●	Make to any Fund Investor or prospective Investor any untrue statement of a material fact or to omit material facts in order to mislead the Party.

●	Engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Fund Investor, or

●	Engage in any manipulative practice with respect to any Fund Investor.

II.	CONFLICTS OF INTEREST

An Employee must disclose any potential conflicts of interest to the Chief Compliance Officer or his/her manager (who will disclose the potential conflict to the Chief Compliance Officer) as soon as the Employee is aware of the potential conflict. If the Chief Compliance Officer determines that an actual or potential conflict exists, TPL may take whatever action appears appropriate according to the circumstances, up to and including termination in circumstances, for instance, when an Employee is believed to have deliberately concealed a conflict of interest.

While we cannot list all possible conflicts, the following are some areas in which Employees may face conflicts and some required procedures intended to deal with potential conflicts. Some of the procedures are required by law.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 2

(A)	Financial Disclosure

At the time of employment, each Employee must make full disclosure of all known investments and financial interests in corporations or other business entities that have any actual or potential business relationship with TPL (including any subcontractors or suppliers), or that are in competition with TPL. Similarly, relationships with consulting firms that render services to TPL should also be disclosed. This disclosure should also include investments, financial interests, and business relationships maintained by any immediate family member of the Employee.

Each Employee has an ongoing obligation to make any financial disclosures required by this provision to the Chief Compliance Officer.

(B)	Use of TPL Business Relationships

It is not permissible for any Employee to take advantage of a business relationship established through TPL to elicit special consideration, extraordinary services, below-market pricing, etc. for a personal activity. In the event an Employee employs for their personal use subcontractors or suppliers that TPL uses, the Employee should make full disclosure to their manager. No Employee should seek discounts or other financial benefits from any person doing business with TPL by reason of such business; that is, Employees should not use firm affiliation to obtain concessions not otherwise available in exchange for any actual or implied commitment from TPL to do business with the concession grantor.

(C)	Gifts and Entertainment

Receipt of Gifts. Employees should not accept anything of substantial value, including money, discounts, tips, tickets, referral fees, finder's fees, or any other financial reward or favored personal treatment (collectively, “Gifts”) from a person doing business, or seeking to do business, with TPL, including vendors to the firm. Generally, Gifts with a substantial value are those with a face value or cost, whichever is greater, of $100, individually or in the aggregate, from any single person or entity during the calendar year.

In the event a Gift of substantial value is received from a person doing business, or seeking to do business, with TPL under circumstances where it is not feasible to return the item, the Employee should turn the Gift over to his or her manager for disposition or use as corporate property and report the Gift to the Chief Compliance Officer.

(1)	Giving of Gifts.

TPL discourages Employees from giving Gifts, especially those of substantial value, to any persons who make decisions on behalf of investors, including consultants. At a minimum, any such Gifts may give rise to an appearance of improper conduct. Before giving any Gift of substantial value to any decision maker for a Fund investor an Employee must obtain the Chief Compliance Officer’s approval.

Managers and the Chief Compliance Officer monitor Employee gift giving through their review of Employees’ expense reports.

(2)	Entertainment.

Employees may receive from, or provide entertainment to, a person doing business, or seeking to do business, with TPL provided that the entertainment is reasonable under the circumstances and not lavish. Entertainment is any event, activity, or meal whereby the person paying for the event, activity, or meal accompanies and participates with the person invited to the event, activity, or meal. If an Employee is not certain whether particular types or offers of entertainment are reasonable under the circumstances, he or she should ask the Chief Compliance Officer.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 3

In the event lavish entertainment is offered to an Employee, the Employee should decline to receive or participate in that entertainment and report the offer to his or her manager and the Chief Compliance Officer.

(3)	Gift and Entertainment Recordkeeping.

The Chief Compliance Officer will maintain records related to any Gifts or entertainment reported by Employees.

Exclusion. This Gifts and Entertainment Policy does not preclude an Employee from having a social relationship with a person doing business, or seeking to do business, with TPL that may involve the giving and receiving of Gifts and entertainment provided: the relationship is purely social and involves no expressed or implied business commitment, public disclosure would not embarrass TPL, and acceptance of the items of value does not violate any applicable law.

(D)	Political Campaign Contributions

TPL, as a firm, does not make political campaign contributions. Employees may make campaign contributions but are strictly prohibited from making any campaign contributions to Fund retailers or advisors that may potentially pose a conflict of interest.

A contribution includes a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office.

Employees must pre-clear with the Chief Compliance Officer any contributions in excess of $150, per election, per candidate.

New Employees must provide the Chief Compliance Officer with information relating to any contributions made in excess of $150, per election, to an elected official or candidate for whom the individual is not entitled to vote (or $350, per election, to an elected official or candidate for whom the individual is entitled to vote) looking back six (6) months or two (2) years of becoming an Employee. The length of the look back will be based on the new Employee’s registration status within the firm.

Employees are encouraged to consult with the Chief Compliance Officer before making any political contributions.

Employees must promptly report to the Chief Compliance Officer any political contributions made that may potentially pose a conflict of interest.

(E)	Outside Business Activities

It is mandatory for any Employee intending to conduct any business activity in addition to his/her responsibilities at TPL to report and receive written authorization to proceed with the anticipated business activity from the CCO prior to opening the business or applying for a formal business structure (LLC, Corp, etc) from the state. Failure to do so could result in sanctions including termination from employment.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 4

Employees are encouraged to participate in civic or trade associations provided such participation does not pose a conflict of interest with the Employee's position at TPL and does not interfere with the performance of the Employee's duties at TPL. Employees must obtain the Chief Compliance Officer’s written approval prior to participating in any outside activities in which the Employee may play a significant role, such as serving on a board of directors.

(F)	Involvement in Litigation

Employees must advise the Chief Compliance Officer immediately if they become involved in any litigation or any administrative investigation or proceeding. Employees must also report to the Chief Compliance Officer if they receive any subpoena, are arrested, become subject to any order, or are contacted by any regulatory authority.

III.	INSIDER TRADING POLICY AND PROCEDURES

TPL has established the following policies and procedures designed to detect and prevent insider trading. TPL’s policy applies to every Employee and extends to activities within and outside one’s duties at TPL.

TPL forbids any Employee from trading (either personally or on behalf of others including accounts managed by TPL) on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	Trading by an insider while in possession of material nonpublic information,

(2)	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

(3)	Communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

(A)	Who is an Insider?

The concept of “insider” is broad and includes Employees of TPL. A person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, and bank lending officers. According to the United States Supreme Court, a company must expect a temporary insider to keep disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 5

(B)	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Material Information may be communicated verbally or in writing.

Information that Employees should consider material includes, but is not limited to:

●	Dividend changes,

●	Earnings estimates,

●	Changes in previously released earnings estimates,

●	Significant merger or acquisition proposals or agreements,

●	Major litigation,

●	Liquidity problems, and

●	Extraordinary management developments.

Material information does not have to relate to a company's business. For example, the United States Supreme Court has held that certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security constituted material information. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

(C)	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally available to the public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Bloomberg, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

(D)	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

●	Civil injunctions

●	Treble damages

●	Disgorgement of profits

●	Jail sentences

●	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 6

●	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided

In addition, any violation of this policy statement can be expected to result in serious sanctions by TPL, including dismissal of the person(s) involved.

(E)	Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the Employees of TPL in avoiding insider trading, and to aid TPL in preventing, detecting and imposing sanctions against insider trading. If you have any questions about these procedures you should consult the Chief Compliance Officer.

(F)	Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by TPL, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

●	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially impact the price of a security if generally disclosed?

●	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the public by being published in Bloomberg, Reuters, The Wall Street Journal or other publications or data services of general circulation?

If, after consideration of the above, you believe or are uncertain whether the information is material and nonpublic, you should take the following steps:

●	Do not purchase or sell the securities under consideration on behalf of yourself or others including accounts managed by TPL,

●	Do not communicate the information to others, and

●	Report the matter immediately to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the situation, he or she will either instruct you to continue the prohibitions against trading and communication; or, allow you to proceed with the trade and communication of the information.

(G)	Restricting Access to Material Nonpublic Information

Material and nonpublic information in your possession that has been identified by you and the Chief Compliance Officer according to the identification process described above may not be communicated to anyone, including persons within TPL. Care should be taken so that such information is secure. Written material non-public information should be handed over to the Chief Compliance Officer and all other copies destroyed. The Chief Compliance Officer will record any verbally obtained material non-public information and include it in a secure file with all other such written information.

Special considerations due to a higher risk of possessing material non-public information:

●	Alternative data – Use of data from non-traditional sources beyond company financial statements, filings, and press releases may pose a risk of receiving MNPI. Examples of alternative data provided by the SEC include information “from satellite and drone imagery of crop fields and retailers’ parking lots, analyses of aggregate credit card transactions, social media and internet search data, geolocation data from consumers’ mobile phones, and email data obtained from apps and tools that consumers may utilize”. If you believe there is a risk of receiving MNPI from an alternative data source, please discuss with the Chief Compliance Officer. The Chief Compliance Officer will monitor the firm’s research and data sources.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 7

●	Expert networks – TPL generally does not use expert networks defined by the SEC as groups “of professionals who are paid for their specialized information and research services.” Expert networks may employ consultants who are related to publicly traded companies or have access to material non-public information. Should TPL use an expert network consultant, it will generally only use them where written transcripts are available unless otherwise approved by the Chief Compliance Officer.

IV.	PERSONAL SECURITIES TRANSACTIONS POLICY[2]

TPL allows its Employees and members of each Employee’s Family/Household to maintain personal securities accounts in which they hold a Beneficial Interest provided trading in any such accounts is conducted in accordance with the following policies and procedures.

These policies only apply to personal securities transactions of Reportable Securities.

Employees are responsible for understanding all aspects of this policy and all definitions of boldfaced terms, as listed at the end of this Personal Securities Transactions Policy section. Ask the Chief Compliance Officer for any clarification on any aspect of this policy.

(A)	Prohibited Personal Securities Transactions

No Employee of TPL shall be permitted to:

●	Purchase or short publicly traded stocks and domestic corporate bonds of any company held in any Timothy Plan mutual fund portfolio (excluding ETFs).

●	Participate in an investment club.

●	Engage in a Private Placement (a.k.a. “limited offering”) without prior written approval of the Chief Compliance Officer

●	Trade excessively (trading which is judged to interfere with one’s job responsibilities).

The Chief Compliance Officer may deny any pre-clearance request that he or she deems a potential or actual conflict of interest.

(B)	Personal Securities Transactions Pre-Approval Process

Prior to entering any order for a personal securities transaction in any security, Employees must submit a written request regarding the proposed transaction.

[2]	For the purposes of the Personal Securities Transactions Policy only, the term employee shall mean “access person,” defined in the Investment TPLs Act of 1940, as amended, as any supervised person who (A) “has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund,” or (B) “is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.” Please refer to footnote 1 for a definition of supervised person.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 8

An Employee may use the Personal Securities Transaction Authorization Form, an email, or compliance software application, that contain similar information as the Form and submit them to the Chief Compliance Officer.

The Chief Compliance Officer determines whether to approve personal securities transactions based on the criteria in the Prohibited Personal Securities Transactions section above. However, he or she may deny any pre-clearance request for any reason, including a determination that the transaction might create an appearance of impropriety. Approvals and denials of proposed personal securities transactions are documented in writing and maintained in a confidential file.

TPL may, in the Chief Compliance Officer’s discretion, terminate any approval of a proposed transaction based on developments or information that lead the Chief Compliance Officer to believe the transaction may involve a violation of law or of TPL’s policies.

Employees should request that their brokers place a note in their and their affiliated accounts brokerage files for the broker reps to remind Employees to pre-clear any verbal trades (where the feature is available at the brokerage firm).

(C)	Reporting

FINRA requires all Employees to direct the brokerage firm to submit duplicate confirms of transactions, and quarterly reports of transactions and holdings of all securities. The Chief Compliance Officer will review all Employees’ holdings and transactions reports to determine if Employees are in compliance with this Code.

Initial Holdings Reporting

No later than 10 days after you become an Employee, you must file with the Chief Compliance Officer an Initial Holdings Form. This form requires you to list all securities in which you or members of your Family/Household have Beneficial Interest. It also requires you to list all brokers, dealers and banks where you maintain an account in which any securities are held for the direct or indirect benefit of you or a member of your Family/Household and to establish the duplicate reporting required by FINRA. The information must be as of a date no earlier than 45 days prior to the date you became an Employee. Furthermore, this form requires you to confirm that you have read and understand this Code.

Quarterly Transaction Reporting No later than 25 days after the end of March, June, September and December each year, every Employee must provide to the Chief Compliance Officer a Personal Securities Quarterly Transactions Form. This form requires you to represent that you or a member of your Family/Household have not entered into any transactions in any securities except as disclosed on the report and as detailed in your account statements and confirmations supplied to the Chief Compliance Officer.

The Personal Securities Quarterly Transaction Form also requires you to list all new accounts established, since the last quarterly reporting, at brokers, dealers and banks by you or a member of your Family/Household in which any securities (not just Reportable Securities) were or are held for the direct or indirect benefit of you or a member of your Family/Household.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 9

(D)	TPL Managed Funds

TPL provides investment management advice to clients that are investment companies registered under the Securities and Exchange Act of 1940, as amended (a.k.a. mutual funds). TPL Employees and members of their Family/Household are permitted to trade TPL managed funds in accounts for which they hold Beneficial Interest without notification to the CCO.

All aspects of TPL’s Insider Trading Policy apply to Fund investments in any account for which an Employee or member of their Family/Household hold Beneficial Interest.

(E)	Other Mutual Funds and Exchange Traded Funds (“ETFs”)

Mutual Funds (Registered Management Company) and ETF trades do not require prior permission but must be included in the duplicate transactions and quarterly reports.

(F)	Exceptions to Personal Securities Transactions Prohibitions

The prohibitions of this Code do not apply to the following transactions:

●	Purchases or sales that are non-volitional on the part of the Employee (or Family/Household member), including purchases or sales upon the exercise of puts or calls written by the Employee (or Family/Household member) and sales from a margin account pursuant to a bona fide margin call

●	Purchases made solely under, and with the dividend proceeds received in, a dividend reinvestment plan

●	Purchases made upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights were so acquired.

(G)	Other Persons to Whom Personal Securities Transactions Policy Applies

Any person contracted or otherwise employed, even temporarily, by TPL who, in connection with his or her regular functions or duties, makes, recommends, participates in or obtains information regarding purchases or sales of securities for any client account must abide by these policies and procedures.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 10

(1)	Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment TPLs Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment TPLs, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(2)	Private Placement (a.k.a. limited offering) means any stock, bond, or derivative instrument which is exempt from the registration requirements of the SEC.

(3)	Beneficial Interest means any opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit or share in the profit from any transaction in securities. It also includes transactions over which a person exercises investment discretion (other than for a client of TPL), even if the person does not share in the profits of the transaction. The transactions over which a person may profit, share in the profit, or exercise investment discretion are not limited to just the transactions in securities held by his or her Family/Household. Beneficial Interest is a very broad concept. Some examples of forms of Beneficial Interest include:

●	Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts,

●	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account),

●	Securities that are being managed for a person's benefit on a discretionary basis by an investment TPL, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account,

●	Securities in a person's individual retirement account,

●	Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account,

●	Securities owned by a trust of which the person is either a trustee or a beneficiary, and

●	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute Beneficial Interest for purposes of this policy. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Interest in any particular situation.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 11

(4)	Reportable Security/Reportable Securities means anything that is considered a "security" under the Investment Company Act of 1940, such as any

●	Stock, note, treasury stock, future, bond, or debenture;

●	Fixed income security (except as below);

●	Options on securities, on indexes and on currencies;

●	Any put, call, straddle, or privilege on any security or group or index of securities, or entered into on a national securities exchange relating to foreign currency;

●	Investments in foreign unit trusts and foreign mutual funds;

●	Investments in private investment funds and limited partnerships,

●	Reportable Funds, as defined by this Code, are considered Reportable Securities to the extent described above in the “Reportable Funds” section of this Policy.

(5)	For the purposes of this Code, the following are excluded from the definition of Reportable Security:

●	Direct obligations of the U.S. Government;

●	Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements;

●	Shares of open-end investment companies that are registered under the Investment Company Act of 1940 (a.k.a. mutual funds).

●	Family/Household Members of your Family/Household include:

●	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support);

●	Your children under the age of 18;

●	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support); and

●	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

There are a number of reasons why this Code covers securities transactions in which members of your Family/Household have Beneficial Interest. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person's support. Second, members of your household could learn of information regarding TPL’s trading or recommendations for client accounts and may inappropriately take advantage of that information.

V.	RECORDKEEPING

TPL will keep copies of this Code, and any amendments thereto, records of violations and actions taken as a result thereof, and copies of supervised persons' acknowledgment of receipt of and compliance with this Code, in an easily accessible location for five years, of which the first two years will be in the firm’s offices. The Code, and any amendments thereto, will be retained for five years after the date on which they were last in effect. Employee Code acknowledgments will be retained for five years after the person ceases to be an Employee. A list of Employees and other persons to whom this Code applies within the past five years will be retained by the Chief Compliance Officer.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 12

VI.	OTHER COMPLIANCE PROCEDURES

In addition to being responsible for implementing this Code and the procedures described elsewhere in this Code, the Chief Compliance Officer is responsible for:

●	reporting any occurrence that he or she determines is a violation of this Code to management; management, in consultation with the Chief Compliance Officer, will determine an appropriate sanction for the violation;

●	making himself or herself available to assist Employees with questions regarding this Code;

●	reviewing this Code on a regular basis and updating it as necessary; and

●	quarterly, the Chief Compliance Officer will compare Personal Securities Transaction Authorization Forms with Personal Securities Quarterly Transaction Forms.

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 13

Acknowledgment Form

TIMOTHY PARTNERS, LTD.

NOVEMBER 2023 CODE OF ETHICS

Employee Acknowledgment

I acknowledge that I have read and understand TPL’s Code of Ethics.

I certify that I have complied with, except as may have been otherwise previously disclosed to the Chief Compliance Officer, and will continue to comply with, TPL’s Code of Ethics, including the Gifts and Entertainment, Charitable Contributions, Political Contributions, Outside Activity, and Personal Securities Transactions Policies and Procedures.

I understand that any violations of the Code of Ethics may lead to sanctions including my dismissal.

Name (please print):

Signature:

Title:

Date:

UPDATED: 1/25/2025 2:58 PM
TIMOTHY PARTNERS, LTD., 1055 MAITLAND CENTER COMMONS, MAITLAND, FL 32751	CODE OF ETHICS / 14